April 2008 Pricing Sheet dated April 23, 2008 relating to Preliminary Terms No. 581 dated March 24, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities
10% SPARQS®
Mandatorily Exchangeable for Common Stock of Baker Hughes Incorporated
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

PRICING TERMS – APRIL 23, 2008
Issuer:	Morgan Stanley
Maturity date:	May 20, 2009
Underlying stock:	Baker Hughes Incorporated common stock (“BHI Stock”)
Aggregate principal amount:	$28,438,480.64
Coupon:	10% per annum, payable quarterly beginning August 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into BHI Stock at the exchange ratio.
Exchange ratio:	0.25 shares of BHI Stock, subject to adjustment for certain corporate events
Issuer call right:
Beginning on November 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	17% per annum on the stated principal amount
First call date:	November 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	May 10, 2009
Stated principal amount:	$20.92 per SPARQS
Issue price:	$20.92 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	April 23, 2008
Original issue date:	April 30, 2008 (5 business days after the pricing date)
CUSIP:	617480165
Listing:
The SPARQS have been approved for listing on the American Stock Exchange LLC under the ticker symbol “BSL,” subject to official notice of issuance.  It is not possible to predict whether any secondary market for the SPARQS will develop.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$20.92	$0.34	$20.58
Total	$28,438,480.64	$462,193.28	$27,976,287.36

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 581 dated March 24, 2008
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.